Exhibit 10.4

May 26, 2022

Mr. Thomas Reilly

***

Dear Tom:

On behalf of Amarin Corporation plc (the “Company”), I am pleased to confirm our offer to employ you as Senior Vice President, Chief Financial Officer. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”),

1.
Position: Senior Vice President, Chief Financial Officer is a full-time position as an officer of the Company. You will report to the Company’s Chief Executive Officer (the “CEO”) and to the Company’s Board of Directors (the “Board”), having such powers and duties as may from time to time be prescribed by the CEO and/or the Board. It is understood and agreed that, while you render services to the Company, you will not engage in any other full or part-time employment activities, devoting your business time (except for permitted vacation and reasonable periods of illness or other incapacity) and best efforts, business judgment, skill, and knowledge to the advancement of the Company and interests of the Company. Notwithstanding the foregoing sentence to the contrary, you shall be permitted to (i) serve on corporate, civic, or charitable boards or committees of non-profit organizations, (to the extent there are no conflicts) (ii) lecture, speak, or attend industry-related or academic conferences or events, and (iii) manage personal investments (including, without limitation, passive real estate investments, unrelated business investments, and investments in publicly traded companies; provided, such investments are that of a passive investor of less than 5% (five percent) of any class of securities of a publicly traded entity), so long as such activities do not materially interfere with the Employee’s duties as set forth in this Agreement (herein, “Permitted Activities”).
2.
In addition to your role as Senior Vice President, Chief Financial Officer of the Company, you acknowledge and agree that you may be required, without additional compensation, to perform duties for certain affiliated entities of the Company, including without limitation Amarin Pharma, Inc., the Company’s wholly owned subsidiary, and to accept any reasonable office or position with any such affiliate as the Company’s Board of Directors may require, including, but not limited to, service as an officer or director of any such affiliate.

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Amarin Pharma, Inc. will maintain and distribute employment-related records. The duties of the Company set forth herein may be discharged by Amarin Corporation plc or Amarin Pharma, Inc.
3.
Work Location: Your principal place of employment will be the Company’s U.S. offices, which are currently located in Bridgewater, New Jersey, subject to business travel requirements. Notwithstanding the foregoing to the contrary, you may provide services from other locations as mutually agreed to by the CEO and you; provided that, the performance of your duties from any remote location does not interfere with the diligent exercise of your duties as set forth in this Agreement.
4.
Start Date: Unless otherwise agreed, your first day of employment will be June 20, 2022, or such earlier date as may be mutually determined. The actual first day of your employment will be referred to herein as the “Start Date.”
5.
Salary: The Company will pay you an initial base salary at the annual rate of $525,000, subject to periodic review and adjustment at the discretion of the Company and shall be eligible for adjustment during the next review period for 2023. Currently our policy is to make salary payments semi-monthly. Your base salary in effect at any given time is referred to herein as the “Base Salary.”
6.
Annual Bonus/Special Sign on Bonus: You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 50% of your Base Salary for the applicable year. Any bonus for 2022 will not be prorated based on the Start Date in consideration for you forgoing significant amounts of short- and long-term incentives in connection with your previous employment. The actual bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. Except for the year in which your employment commences, the bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Board of Directors or an authorized committee thereof, and the terms of any applicable bonus plan. The Company may also make adjustments in the targeted amount of your annual performance bonus. Any bonus awarded to you will be paid by March 15 of the year following the bonus year to which such bonus relates. A special Sign on Bonus of $100,000 (less appropriate taxes) will be paid on July 31, 2022.
7.
Benefits: You and your dependents will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time U.S. employees, including health, life, disability and dental insurance. You will be eligible for up to 18 days of paid time off or such other amount determined by the Company, which shall accrue and in other respects be administered in accordance with the Company’s U.S. paid time off policy, as in effect from time to time. You will be reimbursed for all necessary and reasonable business expenses you incur while carrying out your duties on behalf of the Company; provided

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such reimbursement shall be conditioned on you following the Company’s U.S. reimbursement policies and claims procedure, including by providing reasonable documentation of such expenses.
8.
Equity Participation: Subject to the approval of the Company’s Board of Directors, and subject to the terms and conditions set forth in Amarin Corporation plc’s 2020 Stock Incentive Plan and the applicable equity award agreements (collectively, the “Equity Documents”), including, without limitation, with respect to vesting, following the Start Date you will be awarded (i) an option to purchase 100,000 of the Company’s ordinary shares, which will have an exercise price equal to the closing market price on date of grant (the “Option”) and be subject to time-based vesting, (ii) 100,000 restricted stock units (“RSUs”) subject to time-based vesting, and (iii) 100,000 RSUs subject to performance-based milestones which will be sent to you separately.
9.
At-will Employment, Accrued Obligations: Your employment is “at will” meaning you or the Company may terminate it at any time for any or no reason. Similarly, the terms of employment outlined in this Agreement are subject to change at any time. The last date of your employment with the Company is referred to herein as the “Date of Termination.” In the event of the termination of your employment for any reason, the Company shall pay you the “Accrued Obligations,” defined as (i) your Base Salary through the Date of Termination, (ii) an amount equal to the value of your accrued unused paid time off days, if any, and (iii) the amount of any business expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, if any.
10.
Severance Benefits: As a Senior Vice President, you are an “Eligible Executive” under the Company’s Executive Severance and Change in Control Plan, effective as of January 28, 2021 (the “Severance Plan”).
11.
Taxes; Section 409A: All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholdings and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The parties intend that this Agreement will be administered to comply with or satisfy an exemption from Section 409A of

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the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
12.
Nondisclosure, Developments and Noncompetition Agreement. As a condition of your employment, you are required to enter into the enclosed Nondisclosure, Developments and Noncompetition Agreement, the terms of which are incorporated by reference into this Agreement; provided, however, and notwithstanding anything to the contrary in the Nondisclosure, Developments and Noncompetition Agreement, it will not be enforced in a way that would prevent you from practicing law.
13.
Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You agree that in your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
14.
Other Conditions: The Company’s offer of employment is contingent on the completion of references checks and a background investigation that are satisfactory to the Company (as determined by the Company), your submission of satisfactory proof of your identity and your legal authorization to work in the United States, and a satisfactory Company-paid initial-employment drug screen, in each case to the extent not already completed.
15.
Entire Agreement, Amendment and Enforcement: This Agreement, together with the Nondisclosure, Developments and Noncompetition Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of New Jersey, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of

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the federal and state courts located in the State of New Jersey in connection with any Dispute or any claim related to any Dispute.
16.
Assignment: Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
17.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
18.
Counterparts: This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows]

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We are excited about the opportunity to work with you at Amarin. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing this Agreement and the Nondisclosure, Developments and Noncompetition Agreement and returning both to me no later than May 27, 2022.

Signed for and on behalf of:

AMARIN CORPORATION PLC

Signed: /s/ Karim Mikhail

Name: Karim Mikhail

Title: Chief Executive Officer

Dated: May 27, 2022

ACCEPTED:

Signed: /s/ Thomas Reilly

Name: Thomas Reilly

Dated: May 27, 2022

Enclosures: Attachment A

Nondisclosure, Developments and Noncompetition Agreement

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